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                                                                   Exhibit 10.10

AGREEMENT BETWEEN MICROSOFT AND PROGRESSIVE NETWORKS ON MEDIA STREAMING
TECHNOLOGY


This "Agreement" is entered into and effective as of June 17, 1997 (the "Effective Date") by and between MICROSOFT CORPORATION, a Washington corporation located at One Microsoft Way, Redmond, WA 98052 ("Microsoft") and PROGRESSIVE NETWORKS, INC., a Washington corporation located at 1111 Third Avenue, Suite 2900, Seattle, WA 98101 ("PN").

1.       DEFINITIONS

1.1 "Standard Code" means all of the PN and third party code (subject to Section 2.2) used in PN's current version 4.0 streaming audio and video client and server products, including, but not limited to, PN Internal Tools, tools currently provided to third parties at no charge by PN [*] and including bug-fixes developed by PN during the one year following delivery by PN, for all operating system platforms, including but not limited to all versions of Microsoft Windows, all versions of UNIX, the Macintosh operating system, and the WebTV operating system. Standard Code shall not include code PN's "Splitter" products or its Player Plus software, nor shall it include future-developed technology for advertisement insertion, datatypes other than audio or video (which are not included in PN Clients or RA/RV Server), distributed networking (such as Splitter finding), tools which are value-add technology on top of base level encoders, billing and other value added technology (technology which is not required for Compatibility purposes). It is expressly understood that base level encoding and compression technology is part of the Standard Code; further, thinning and bandwidth negotiation are part of the Standard Code to the extent such technologies are used in PN's current version 4.0 streaming audio and video client and server products. Standard Code does not include added PN or third party hardware or software technology bundled with Standard Code as part of short term sales promotions.

1.2 "Internal Tools" means associated documentation, specifications, and tools developed by either party, necessary to build and create derivative works of the code.

1.3 "Software Development Kits" means code licensed by PN to third parties for purposes of development as part of or in conjunction with PN's streaming audio and video client and server products, and code licensed by Microsoft to third parties for purposes of development as part of or in conjunction with Microsoft's streaming audio and video client and server products.

1.4      "Term" means the three (3) year period commencing upon the Effective
         Date.

1.5 "Confidential Information" means: (i) any trade secrets relating to either party's product or service plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; and (ii) the specific terms and conditions of this Agreement. "Confidential Information" shall not include information that: (i) is or becomes generally known or available, whether by publication, commercial use or otherwise, without restriction on disclosure and through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving party without reference to any Confidential Information of the disclosing party; and (iv) is lawfully obtained from a third party that has the right to make such disclosure.

1.6 "PN Clients" means PN's RealAudio and RealVideo standard player, versions 4.0.

1.7 "RA/RV Server" means PN's Easy Start RealAudio/RealVideo server software version 4.0, with 60 user stream capability.





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Portions of this agreement have been omitted pursuant to Rule 406 and filed separately with the Commission.

[*] denotes confidential treatment requested
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1.9      "Compatible" means audio/video client or server streaming software which interoperates with the PN Clients or the RA/RV Server (including current versions of the PN Clients and the RA/RV Server as of the date of a subsequent delivery of Standard Code), respectively, or as the parties may otherwise mutually agree. For purposes of this Agreement "interoperates" means the clients and servers of both parties will operate substantially as well with PN Clients and RA/RV Server (including current versions of the PN Clients and the RA/RV Server as of the date of a subsequent delivery of Standard Code) as with its own products.

2.       LICENSE GRANTS

2.1 Non-Exclusive License to Standard Code. PN hereby grants to Microsoft a non-exclusive, perpetual, [*], worldwide, fully paid-up right and license to: (i) use, copy, modify, translate and create derivative works of the source and binary versions of the Standard Code; (ii) reproduce, license, rent, lease, broadcast publicly display, transmit or otherwise distribute in any medium now known or hereafter devised (collectively, "Distribute") and have Distributed, to and by third parties, binary versions of the Standard Code [*], (iii) [*] sublicense, to and by third parties, the source versions of the Standard Code, provided that Microsoft will only [*], license and sublicense Standard Code source under conditions of confidentiality and the same degree of care that Microsoft applies to its Windows NT source code; and (iv) grant any and all of the rights set forth in this
         Section 2 in the Standard Code to third parties, [*].

         The foregoing license grants include a license under any current and future patents owned or licensable by PN to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Standard Code and/or derivative works thereof with any hardware and software.

2.2      Third Party Rights.

         (a) PN. If PN does not have sufficient rights in third party code included in Standard Code to grant the rights set forth in
               Section 2.1, then PN shall so notify Microsoft. The license grants set forth in Section 2.1 shall be presumed to grant Microsoft all the rights which PN can grant, and [*] to enable the license grant set forth in Section 2.1 to Microsoft. PN's cumulative liability under this Section 2.2(a) shall be [*].

         (b) Microsoft. If Microsoft does not have sufficient rights in third party code included in Microsoft Code (as defined below) to grant the rights set forth in Section 2.4, then Microsoft shall so notify PN. The license grants set forth in Sections 2.4(b) and
               (c) shall be presumed to grant PN all the rights which Microsoft can grant, and Microsoft shall, [*] to enable the license grant set forth in Sections 2.4(b) and (c) to PN. Microsoft's cumulative liability under this Section 2.2(b) shall be [*].

         (c) Cooperation. The parties shall cooperate with respect to licensing and obtaining necessary rights to third party code. For Standard Code delivered in the initial delivery or any Microsoft Code to be delivered at the same time, within fifteen
               (15) days of the Effective Date each party will notify the other of any third party license issues. For subsequent deliveries of code under this Agreement, each party will, on or before such delivery, notify the other of any third party license issues.

2.3 Non-Exclusive License to PN Trademarks. PN hereby grants to Microsoft a non-exclusive, perpetual, irrevocable, worldwide, fully paid- up right and license to use and sublicense the use of any "PN Marks" for identification of, or in conjunction with, or as part of Microsoft products which are








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         Compatible.  For purposes of this Section 2.3, "PN Marks" means PN trademarks and related logos for "Real Audio" and "Real Video." If Microsoft exercises its rights under Section 3.3, the PN Marks will also include those marks and associated logos which are used in connection with the applicable versions of the Compatible PN Clients and RA/RV Server.

         PN agrees that it will license use of the PN Marks to third parties only for use with products that are Compatible. Microsoft may only sublicense the PN Marks for use in connection with third party products which are Compatible, and which comply with the PN quality control guidelines imposed on Microsoft under this Agreement. Microsoft will use good faith efforts to ensure that its sublicensees abide by PN's quality control guidelines, and will cooperate with PN to remedy any violation thereof by its sublicensees.

         Microsoft agrees that it will comply with PN's trademark usage guidelines regarding the style and design of the PN Marks, which PN will deliver to Microsoft within two (2) weeks of the Effective Date. Microsoft agrees to cooperate with PN in facilitating PN's reasonable monitoring and review of the nature and quality of products and services bearing the PN Marks, and to supply PN with specimens of Microsoft's use of the PN Marks upon reasonable request Microsoft understands and agrees that the use of any PN Mark in connection with this Agreement shall not create any right, title or interest in or to the use of the PN Marks and that all such use and goodwill associated with the PN Marks will inure to the benefit of PN. [*]

2.4      License Back

         (a) Scope and Frequency of Delivery. Pursuant to Section 2.4(b), Microsoft shall license back to PN (i) any and all modifications and derivative works of the Standard Code, and (ii) Microsoft software which is essentially of the same functionality as the Standard Code, and associated Microsoft Internal Tools, Software Development Kits and bug fixes (collectively "Microsoft Code"). Delivery of Microsoft Code so licensed back to PN shall occur once on a date determined by PN [*] under Section 3.

         (b) License Back - Source. Microsoft hereby grants to PN, for the License Back term, a non-exclusive, worldwide, fully paid-up right and license to: (i) copy, review and evaluate the source version of the Microsoft Code solely for purposes of building value-added products; (ii) use, copy, modify and create derivative works of the source versions of the Microsoft Code solely for purposes of correcting bugs or fixing errors in the Microsoft Code; and (iii) use, copy, modify and create derivative works of the source versions of the Microsoft Code solely for purposes of porting the Microsoft Code to non-Microsoft operating system platforms.

               "License Back Term" means, as applicable, (i) a period of [*] following initial delivery of the Standard Code by PN to Microsoft under Section 3.2, or (ii) a period of [*] following any subsequent delivery of Standard Code by PN to Microsoft under
               Section 3.3.

         (c) License Back - Binary. Microsoft grants to PN a non-exclusive, worldwide, perpetual (provided PN continues to meet any royalty obligations) right and license to Distribute and have Distributed, to and by third parties, binary-only versions of the Microsoft Code delivered during the License Back Term and any derivative works of thereof created by PN under Section 2.4(b).

               Any Distribution to a third party of Microsoft Code in binary form is subject to a royalty as follows. If PN Distributes Microsoft Code for Microsoft operating system platforms, and if Microsoft Distributes the same or substantially similar software for no fee, or as a feature of the operating system for no additional cost, then during the same period for which Microsoft so Distributes for free, PN shall owe no royalty. If PN Distributes Microsoft Code for Microsoft operating system platforms, and if Microsoft distributes the same or substantially similar software for a fee or as a revenue product (including if it converts from a [*], provided such conversion shall not affect any existing agreements of PN) then PN shall pay for such Microsoft Code on terms and conditions no less favorable than those granted to any other resellers or licensees of the Microsoft Code. If PN Distributes Microsoft Code for non-Microsoft operating system platforms, then PN shall pay a royalty to Microsoft equal to [*] PN receives for such Distribution. Should PN wish to Distribute Microsoft Code for non-Microsoft operating system platforms, the parties will enter into an agreement outlining payment terms, including but not limited to provisions for payment, audit and the like.

         The foregoing license grants include a license under any current and future patents owned or licensable by Microsoft to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Microsoft Code and/or derivative works thereof with any hardware and software.




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2.5      Distribution of RA/RV Server.  Until Microsoft distributes a
         Compatible server product, Microsoft shall distribute the RA/RV Server [*] Microsoft's website shall provide cross-links to PN's website for additional information and support of the RA/RV Server. PN shall be solely responsible for RA/RV Server end user support and shall have the discretion to create appropriate support policies for end user support.

2.6 Distribution of PN Clients. [*] between the parties effective [*] is hereby [*] by this Section 2.6. For a period of [*] from the [*] Microsoft will include the PN Clients (including Promo Player Plus) with Microsoft Internet Explorer version 4.0 distributed on CD-ROM, through OEMs, via "On-Line Systems" (as defined [*]) and in the same manner, place or distribution mechanism as Microsoft distributes NetShow (or any other equivalent streaming media client) as part of a standard Microsoft product, except for any configurations of Internet Explorer version 4.0 designed for minimal download size which do not include NetShow (or any other equivalent streaming media client). Provided that the parties [*] and further provided that PN supports DirectShow and the mutually defined ASF file format (to the extent such formats have been determined) within [*] Microsoft will continue to include the PN Clients (and Promo Player Plus), as set forth in [*].

2.7 Support. During the Term, each party shall use commercially practical efforts to:

         (a)     [*]

         (b) Provide consistent points of contact at the program manager and executive level; and

         (c)     Provide each other reasonable level of technical support.

         PN will receive such information at such quarterly meetings and to the same extent provided to Microsoft's own internal streaming media operations.





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3.       LICENSE FEE; DELIVERY; CONSULTING

3.1 Initial Delivery. On a date within thirty (30) days of signing this agreement, such date to be set by Microsoft at its sole discretion, PN shall make delivery to Microsoft of the Standard Code. At that time, PN shall deliver to Microsoft PN's latest version of the Standard Code, including any and all works in progress whether or not such works have been released by PN. PN shall also provide Microsoft with six (6) man-months of free consulting help by knowledgeable PN employee's to train Microsoft with respect to the Standard Code, including but not limited to how to build and create derivative works of the Standard Code.

3.2 License Fee. In consideration for the rights and licenses granted under this Agreement, Microsoft shall pay PN the sum of thirty millon dollars ($30,000,000). Of this amount, twenty million dollars ($20,000,000) shall be paid [*] and ten million dollars ($10,000,000) shall be paid within thirty (30) days of the earlier of (i) PN's completion of the associated six (6) man months of consulting services and (ii) six (6) months after the initial delivery of the Standard Code from PN.

3.3 Subsequent Deliveries. During the first and second years following initial delivery of the Standard Code, Microsoft shall have the option, at its sole discretion, of receiving further deliveries, [*]. If Microsoft takes the first optional delivery [*] following initial delivery of the Standard Code, it shall pay PN a flat fee of twenty-five million dollars ($25,000,000). If Microsoft takes the second optional delivery, it shall pay PN a further flat fee of thirty-five million dollars ($35,000,000). Within the time periods specified, Microsoft shall decide the dates for such deliveries at its sole discretion. If such deliveries are made, then the code delivered shall be considered Standard Code for purposes of this agreement and shall be subject to all the terms of this agreement. For amounts due under this Section 3.3 [*].

3.4 Bug Fixes. PN shall deliver any bug fixes to the Standard Code on a quarterly basis in the twelve (12) months following the initial [*].

3.5 UNIX Port. Regardless of whether Microsoft exercises its rights to subsequent deliveries of Standard Code, PN shall deliver to Microsoft any UNIX port of Microsoft Code which PN makes which PN does not distribute or ceases to distribute. Such UNIX port shall be considered licensed royalty-free to Microsoft under the terms of
         Section 2.1.

4.       PATENT ISSUES

4.1 Patent Covenant. PN covenants not to (a) sue or (b) bring, prosecute, assist or participate in any judicial, administrative or other proceedings of any kind against Microsoft or its licensees (including but not limited to OEMs and other distributors) for infringement of PN Patents which occurs during the Immunity Period on account of the manufacture, use, sale, importation, promotion or distribution of any Microsoft audio and video client and server streaming functionality included in any Microsoft products and technology (except Foundry products and technology), regardless of whether such products and technology is marketed under a Microsoft trademark regardless of whether such products include Standard Code. "PN Patents" as used in this Section 4.1 means (i) any and all patents (other than design patents or the equivalent), or the inventions, ideas or applications thereof, worldwide, whether currently existing, or later developed, applied for, issued prior to the Term, or issuing during





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         the Term, and under which patents (or the inventions, ideas or applications therefor) PN, or any of its Affiliates, now has or obtains during the Term, the ability or right to license or grant immunity from suit; and (ii) all extensions, divisionals, continuations, continuations-in-art, re-examinations and reissue patents of such patents, as well as patent applications thereof, to the extent rights attach to such applications. The "Immunity Period" shall commence upon the first to issue and shall terminate upon the last to expire, of any of the PN Patents (in any jurisdiction).

         For purposes of this Section 4, "Foundry" means a product or technology manufactured, reproduced, sold, leased, licensed or otherwise transferred ("Transferred") by one party to this Agreement (the "Acting Party") to a third party, wherein the product or technology is (i) designed by or for a third Party without substantial input from the Acting Party and Transferred from the Acting Party to such third party or such third party's customers on an exclusive or substantially exclusive basis; or (ii) otherwise Transferred through or by the Acting Party for the purpose of circumventing any patent rights of the other Party to this Agreement.

4.2 Patent Covenant. Microsoft covenants not to (a) sue or (b) bring, prosecute, assist or participate in any judicial administrative or other proceedings of any kind against PN or its licensees (including but not limited to OEMs and other distributors) for infringement of Microsoft Patents which occurs during the Immunity Period on account of the manufacture, use, sale, importation, promotion or distribution of any PN audio and video client and server streaming functionality included in any PN products and technology (except Foundry products and technology), regardless of whether such products and technology is marketed under a PN trademark regardless of whether such products include Microsoft Code. "Microsoft Patents" as used in this Section
         4.2 means (i) any and all patents (other than design patents or the equivalent), or the inventions, ideas or applications thereof, worldwide, whether currently existing, or later developed, applied for, issued prior to the Term, or issuing during the Term and under which patents (or the inventions, ideas or applications therefor) Microsoft, or any of its Affiliates, now has or obtains during the Term, the ability or right to license or grant immunity from suit; and
         (ii) all extensions, divisionals, continuations, continuations-in-art re-examinations and reissue patents of such patents, as well as patent applications thereof, to the extent rights attach to such applications. The "Immunity Period" shall commence upon the first to issue and shall terminate upon the last to expire, of any of the Microsoft Patents (in any jurisdiction).

4.3      Patent Protection. In addition to any indemnification obligation under
         Section 10, where a third party is infringing PN Patents related to audio and video client and server streaming technology, PN will, upon Microsoft's request, use its best efforts to abate or suppress such infringement, [*]. Any settlement [*] shall be in good faith for valuable consideration, and, in the case where Microsoft is sued by the third party for infringement of any third party patents related to audio or video client or server streaming technology, and Microsoft is financing a cause of action by PN against such third party as set forth below, such consideration shall be mutually agreed upon by PN and Microsoft. Should Microsoft request that PN initiate a patent infringement action against a third party, Microsoft shall finance such cause of action through a loan to PN under terms and conditions to be agreed by the parties. Any proceeds, damages collected or other remuneration as a result of such action shall be used first to pay off such loan. Unless the parties otherwise agree, if PN is unable under such cause of action to collect proceeds, damages or other remuneration sufficient to repay the loan, then the loan shall be forgiven to the extent PN cannot repay the difference from any proceeds collected.

4.4 Covenants Personal and Non-Assignable. Each party agrees that the respective covenant granted to it in Section 4.1 or Section 4.2 is personal to it and may not be assigned, licensed or otherwise transferred by it in whole or in part, to any third party, whether under action of law or otherwise and including in connection with the insolvency or bankruptcy of such party.





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5.       MEDIA FILE FORMAT AGREEMENT

Microsoft and PN shall work in good faith and use best efforts to conclude, within ten (10) business days, the agreement currently being negotiated to align media file formats and client technology.


6.       SOURCE DISTRIBUTION

6.1 Distribution. If, during the Term, PN licenses a third party all or a substantial portion of the Standard Code in source form, ("Event License"), then Microsoft shall be entitled to a refund of all license fees paid for delivery of Standard Code, including any fees paid for optional deliveries of Standard Code, as follows:

                              Event License              Event License             Event License
License                  within  the first year     within the second year     within the third year
                               of the Term               of the Term                of the Term
                         ----------------------     ----------------------     ---------------------
Amount of Refund of               100%                         [*]                      [*]
initial license fee

Amount of refund of           Not applicable                   [*]                      [*]
license fee for first
optional delivery
(if any)

Amount of refund of           Not applicable             Not applicable                 [*]
license fee for second
optional delivery
(if any)

6.2      Clarifications.

         (a) PN warrants and represents that, in the United States, it has no existing distribution agreements with [*], which agreements would not be an [*].

         (b) Notwithstanding anything to the contrary in Section 6.1, any distribution agreements entered into prior to the Effective Date shall not [*]. PN shall not renew such distribution agreements to the extent such renewal would be an [*] and where it can control or prevent such renewal.

         (c) Notwithstanding anything to the contrary in Section 6.1, the following shall not be considered [*]: (i) [*]; (ii) licenses for internal use of the Standard Code within a company or other organizations; (iii) licenses to bundle the Standard Code with substantial hardware value-adds; (iv) [*]; or (v) portions of the server Standard Code reasonably equivalent to those portions currently distributed as part of PN's Software Development Kits.

6.3 Termination of Event License. PN may terminate any Event License promptly upon becoming aware of such Event License, and PN will not owe Microsoft any refund under this Section 6.

7.       INVESTMENT

7.1 Non-Voting Preferred Stock. PN agrees to sell to Microsoft, and Microsoft agrees to purchase from PN, three million, three hundred thirty-eight thousand, three hundred seventy-four (3,338,374) shares of non-voting preferred stock of PN at a per share price of eight dollars and ninety-nine cents ($8.99). These shares are convertible into voting or non-voting common stock (at Microsoft's option) of PN.





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         These preferred shares will have terms and rights and preferences comparable to existing preferred shares of PN.

7.2 Warrant. Simultaneously with the purchase of the preferred shares set forth in Section 7.1, PN will grant to Microsoft a warrant to purchase three million, seven hundred nine thousand, three hundred and five (3,709,305) shares of non-voting preferred stock of PN, convertible into voting or non-voting common stock (at Microsoft's option) of PN. The purchase price of each share under the warrant shall equal thirteen dollars and forty-eight cents ($13.48), subject to standard adjustments for stock splits, stock dividends, reclassifications or reorganizations. The warrant shall have a term of two and one-half (2.5) years. In the event of an initial public offering ("IPO") of PN, the warrant shall either be exercised by Microsoft on or before the date of the IPO or shall expire.

7.3 Board of Directors. So long as Microsoft holds no less than (i) 3,338,374 shares of preferred stock (or common stock issued upon the conversion of the preferred shares), or (ii) five percent (5%) of the fully-diluted shares of PN, Microsoft shall have the right in its sole discretion to have either (a) a Microsoft representative appointed to the PN Board of Directors, or (b) a Microsoft representative appointed as an observer to the PN Board of Directors. PN shall have the right to approve such board member or observer, provided such approval shall not be unreasonably withheld or delayed.

7.4 Approvals. Microsoft acknowledges that (i) PN's obligations under this Section 7 are conditioned upon receiving certain shareholder approvals and (ii) the warrant in Section 7.2 and all shares to be purchased by Microsoft pursuant to this Section 7 will not have been registered under the Securities Act of 1933, as amended, and therefore may be issued and sold only upon Microsoft making such representations and warranties as are customary in connection with the purchase of restricted stock. Microsoft agrees to make such customary representations and warranties. PN will use its reasonable best efforts to obtain any necessary shareholder approvals identified by this Section 7.4. In the event PN is unable to obtain such shareholder approval(s) by 5 p.m., June 23, 1997, PN shall propose to Microsoft alternative terms which do not require shareholder approval. If Microsoft does not agree to such alternative terms, this Agreement shall terminate. If Microsoft does agree to such alternative terms, then notwithstanding such agreement by Microsoft and if PN convinces its shareholders within twenty-five (25) days to accept the original transaction, then the original terms shall apply. Absent such shareholder approval of the original terms, the alternative terms proposed by PN and agreed to by Microsoft shall be the basis of the Agreement. Upon such termination, then notwithstanding anything to the contrary herein (including but not limited to Section 11.5), this Agreement shall terminate as though the parties never executed the Agreement.

7.5 Definitive Agreements. Each party will use all reasonable efforts to negotiate and close on any and all necessary agreements and approvals required to perfect the investment set forth in this Section 7 within thirty (30) days of the Effective Date.

7.6 Due Diligence. Microsoft's obligation to purchase preferred shares of PN is subject to the satisfactory completion of due diligence by Microsoft. PN will make available to Microsoft documents and information as reasonably requested, so that Microsoft can perform a full investigation of PN's business and legal conditions. Microsoft will complete its due diligence within seven (7) days of notification by PN that PN has collected and made available to Microsoft all the due diligence materials requested by Microsoft.

7.7 Regulatory Approval. The parties acknowledge that a material consideration of this Agreement is the ability to implement and conclude the Agreement expeditiously. If, by 5 p.m., June 23, 1997, either party, in its sole discretion, determines that any required government or regulatory approvals (solely with respect to this Agreement and not in combination with any other proposed or actual transaction) could cause unacceptable delay in successfully implementing and concluding the Agreement expeditiously, either party may terminate this Agreement. Upon such termination, then notwithstanding anything to the contrary herein (including but not limited to Section 11.5), this Agreement shall terminate as though the parties never executed the Agreement.





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8.       CONFIDENTIALITY; ANNOUNCEMENTS

8.1 Announcement. The parties will announce their relationship under this Agreement within thirty (30) days of the Effective Date. The precise timing and content of any announcement of this Agreement must be jointly agreed upon, but both parties will acknowledge the nature of Microsoft's distribution of PN's technology, the fact of Microsoft's investment in PN, and other matters of strategic importance agreed to by the parties. [*] Upon such termination, then notwithstanding anything to the contrary herein (including but not limited to Section 11.5), this Agreement shall terminate as though the parties never executed the Agreement.

8.2 Restrictions on Use and Disclosure. Each party shall protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Each party will use its best efforts not to disclose to third parties the other's Confidential Information without the prior written consent (except with respect to source code as set forth in Section 2.1) of the other party. Except as expressly provided in this Agreement, no ownership or license rights are granted in any Confidential Information.

9.       WARRANTIES



                                                                    Page 9 of 14

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
9.1      PN.  PN warrants and covenants that:

         (a) Except as may be otherwise provided in Section 7 and Section 2.2(a), it has the sufficient authority and all necessary rights to enter into and perform according to the terms of this Agreement;

         (b) To the best of its knowledge, it has the full and exclusive right to grant Microsoft the licenses granted herein to use the Standard Code and PN trademarks; and

         (c) Except as otherwise disclosed to Microsoft, it is not aware of any lawsuits or other causes of action alleging that the Standard Code infringes the intellectual property rights of any third party, including but not limited to patent, copyright, trade secret and trademark.

         The representations and covenants contained in this Section 9.1 are [*].

9.2      Microsoft. Microsoft warrants and covenants that:

         (a) Except as otherwise provided in Section 2.2(b), it has the sufficient authority and all necessary rights to enter into this Agreement and perform according to the terms of this Agreement;

         (b) To the best of its knowledge, it has the full and exclusive right to grant PN the licenses granted herein to use the Microsoft Code; and

         (c) It is not aware of any lawsuits or other causes of action alleging that the Microsoft Code infringes the intellectual property rights of any third party, including but not limited to patent, copyright, trade secret and trademark.

         The representations and covenants contained in this Section 9.2 are [*]




                                                               Page 10 of 14

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

10.      INDEMNITY

10.1     By PN.

         (a) PN shall, at its expense and Microsoft's request, defend any claim or action brought against Microsoft, and Microsoft's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based upon a claim that [*], and PN will indemnify and hold Microsoft harmless [*]. Microsoft shall: (i) provide PN reasonably prompt notice in writing of any PN Claims; (ii) permit PN, through counsel mutually acceptable to Microsoft and PN, to answer and defend the PN Claims; and (iii) provide PN information, assistance and authority, at PN's expense, to help PN to defend such claim or action. PN will not be responsible for any settlement made by Microsoft without PN's written permission, which permission will not be unreasonably withheld.

         (b) PN may upon written notice thereof to Microsoft undertake to conduct all proceedings or negotiations in connection with PN Claims, assume the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend the PN Claims, including the employment of counsel which shall be reasonably satisfactory to Microsoft, and payment of all expenses. Microsoft, at its own expense, shall have the right to employ separate counsel and participate in the defense of the PN Claims. PN shall reimburse Microsoft upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect to any damages to which the foregoing relates.

         (c) PN may not settle any PN Claim on Microsoft's behalf without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld or delayed. In the event Microsoft and PN agree to settle a claim or action, PN agrees not to publicize the settlement without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld or delayed.

         (d) PN shall have no liability under this Section 10.1 for any third party intellectual property infringement claim based upon the combination of the Standard Code with non-PN products, where such infringement would not have occurred but for such combination.

10.2     By Microsoft.

         (a) Microsoft shall, at its expense and PN's request, defend any claim or action brought against PN, and PN's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based upon a claim that [*], and Microsoft will indemnify and hold PN harmless from and against any costs, damages and fees reasonably incurred by PN, including but not limited to fees of attorneys and other professionals, that are attributable to such Microsoft Claims. PN shall: (i) provide Microsoft reasonably prompt notice in writing of any Microsoft Claims; (ii) permit Microsoft, through counsel mutually acceptable to PN and Microsoft, to answer and defend the Microsoft Claims; and (iii) provide Microsoft information, assistance and authority, at Microsoft's exercise, to help Microsoft to defend such claim or action. Microsoft will not be responsible for any settlement made by PN without Microsoft's written permission, which permission will not be unreasonably withheld.

         (b) Microsoft may upon written notice thereof to PN undertake to conduct all proceedings or negotiations in connection with Microsoft Claims, assume the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend the Microsoft Claims, including the employment of counsel which shall be reasonably satisfactory to PN, and payment of all expenses. PN, at its own expense, shall have the right to employ separate counsel and participate in the defense of the Microsoft Claims. Microsoft shall reimburse PN upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect to any damages to which the foregoing relates.

         (c) Microsoft may not settle any Microsoft Claim on PN's behalf without first obtaining PN's written permission, which permission will not be unreasonably withheld or delayed. In the event PN and Microsoft agree to settle a claim or action, Microsoft agrees not to publicize the settlement without first obtaining PN's written permission, which permission will not be unreasonably withheld or delayed.

         (d) Microsoft shall have no liability under this Section 10.2 for any third party intellectual property infringement claim based upon the combination of the Microsoft Code with non-Microsoft products, where such infringement would not have occurred but for such combination.

11.      TERMINATION

11.1 Term. Unless earlier terminated in accordance with Section 11.2, this Agreement shall commence upon the Effective Date and continue in full force and effect through the Term.

11.2 Termination By Either Party For Cause. Either party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if the other party is in material breach of Section
         8.2 and fails to cure that breach within five (5) days after written notice thereof.

11.3 Dispute Resolution. If the a party is in material breach of any material warranty, term, condition or covenant of this Agreement other than those contained in Section 8.2, such party shall cure that breach within forty-five (45) after written notice thereof. If a party contests or disputes that material breach has so occurred, the parties shall submit any dispute to structured negotiation as follows:

         (a)     Coverage.  Other than actual or imminent material breaches of
                 Section 8.2, any dispute between the parties with respect to this Agreement shall be submitted for structured negotiation. The commencement, and any resolution reached as a result, of any dispute resolution under Section 11.3 shall be considered Confidential Information and protected under Section 8.

         (b) Structured Negotiation. Either party may invoke this procedure by giving written notice to the other party designating a corporate officer with appropriate authority to be its representative in negotiations relating to the dispute. Upon receipt of such notice, the other party shall, within five (5) business days, designate a corporate officer with similar authority to be its





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                 representative.  The designated officers shall, following
                 whatever investigation each deems appropriate, but no event later than twenty (20) business days after the original notice, enter into discussions concerning the dispute. If within an additional twenty (20) business days of their initial meeting, the representatives do not resolve the dispute, either party may submit the matter to binding arbitration under Section 11.3(c).

         (c) Binding Arbitration. Any dispute not settled by the parties by structured negotiation (other than actions for injunctive relief including specific performance) shall be submitted only to binding arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Arbitration Rides for Commercial Arbitration Rules of the AAA ("AAA Rules"). In the event of a conflict with such rules, the provisions of this Agreement will control.

                 The arbitration shall take place in Seattle, Washington, before a panel of three arbitrators appointed as follows:
                 each party shall select a single arbitrator, and the two (2) selected arbitrators shall mutually agree upon a third. The arbitrators selected shall have knowledge and experience in the computer software business. The arbitrators shall rule on the dispute by issuing a written opinion setting forth findings of fact and the rationale for their decision within thirty (30) days after the close of hearings. The decision rendered by the arbitrators shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. The arbitrator(s) shall control the scheduling so as to process the matter expeditiously. The times specified in this section may be extended upon mutual agreement of the parties by the arbitrators upon a showing of good cause.

                 Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

                 All aspects of the arbitration shall be treated as Confidential Information.

                 Unless provided otherwise in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort. They will have no power to award damages inconsistent with the Agreement. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

                 The parties may submit written briefs. Discovery shall be controlled by the arbitrators and shall be permitted as follows: each party may submit in writing to a party, and that party shall so respond, to a maximum of any combination of thirty-five (35) (none of which may have subparts) of interrogatories, demands to produce documents, and requests for admission.

                 Each party shall bear its own costs of the arbitration. A party seeking discovery shall reimburse the responding party the costs of production of documents (to include search time and reproduction costs). The parties shall equally split the fees of the arbitration and the arbitrators.

11.4     Effect of Termination.

         (a) Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

         (b) Any end user licenses already validly granted by PN as the effective date of termination shall not be affected and shall survive termination.





                                                                   Page 12 of 14
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11.5     Survival.  In the event of termination or expiration of this Agreement for any reason, Sections 2.1 (provided that Microsoft has paid the applicable license fees set forth in Section 3), 2.2, 2.4(c), 3.2 (to the extent fees are due and owing), 4, 8.2, 9, 10, 11, 12 and 13 shall survive termination.

12.  LIMITATION OF LIABILITIES

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.      GENERAL

13.1 Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

         To PN:                             To Microsoft:

         Progressive Networks, Inc.         Microsoft Corporation
         1111 Third Avenue, Suite 2900      One Microsoft Way
         Seattle, WA 98101                  Redmond, WA 98052-6399
         Attention: General Counsel         Attention:

         Phone: (206) 674-2213              Phone:  (425) 882-8080

         Fax: (206) 674-2695                Fax:  (425) 936-7329

                                            Copy to:
                                            Microsoft Corporation
                                            One Microsoft Way
                                            Redmond, WA 98052-6399
                                            Attention: Law & Corporate Affairs

                                            Fax: (206) 936-7409

         or to such other address as a party may designate pursuant to this notice provision.

13.2 Independent Contractors. PN is an independent contractor for Microsoft and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

13.3 Taxes. In the event taxes are required to be withheld on payments made under this Agreement by any U.S. (state or federal) or foreign government, Microsoft may deduct such taxes from the amount owed PN and pay them to the appropriate taxing authority. Microsoft shall in turn promptly secure and deliver to PN an official receipt for any taxes withheld. Microsoft will use reasonable efforts to minimize such taxes to the extent permissible under applicable law.

13.4 Governing Law. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington, and PN consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.





                                                                   Page 13 of 14
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13.5     Assignment.  This Agreement shall be binding upon and inure to the benefit of each party's respective successors and lawful assigns; provided, however, that PN may not assign this Agreement, in whole or in part, without the prior written approval of Microsoft. For purposes of this Agreement, a merger, consolidation, or other corporate reorganization, or a transfer or sale of any or all of a party's stock, or of all or substantially all of its assets shall be deemed to be an assignment; provided, however, that an IPO of PN stock shall not be considered an assignment.

13.6 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

13.7 Entire Agreement. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both parties. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of PN and Microsoft by their respective duly authorized representatives.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.


--------------------------------------------------------------------------------
  MICROSOFT CORPORATION                            PROGRESSIVE NETWORKS
--------------------------------------------------------------------------------



  By:   [s] Paul Martiz                            By:   [s] Rob Glaser
--------------------------------------------------------------------------------


  Name (Print):  Paul Martiz                       Name (print):  Rob Glaser
--------------------------------------------------------------------------------

  Title:  Group VP, Applications & Platforms       Title:  CEO
--------------------------------------------------------------------------------


  Date:  6/17/97                                   Date:  6-17-97
--------------------------------------------------------------------------------





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